ADDENDUM NO. 1 to WORKING CAPITAL FACILITY AGREEMENT DATED 6th December, 2010 12 A.H.T.S. Vessels built by Fincantieri Cantieri Navali S.p.A.

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Lender

and

THE twelve LIMITED PARTNERSHIPS
AS MORE CLOSELY DESCRIBED HEREIN
as jointly and severally liable Borrowers

THIS ADDENDUM NO. 1 TO WORKING CAPITAL FACILITY AGREEMENT (THE "AGREEMENT") IS MADE THIS 26th DAY OF JANUARY, 2012 between

(1)	NORDDEUTSCHE LANDESBANK GIROZENTRALE, a banking institution organized and existing under the laws of the Federal Republic of Germany, having its registered offices at Friedrichswall 10, 30159 Hannover, Germany, (sometimes "NORD/LB" or the "Lender", as the case may be), and on the one part,

and

(2)	ATL OFFSHORE GMBH & CO. MS "JUIST" KG, (the "Borrower 1")

(3)	ATL OFFSHORE GMBH & CO. MS "NORDERNEY" KG, (the "Borrower 2")

(4)	ATL OFFSHORE GMBH & CO. "ISLE OF BALTRUM" KG, (the "Borrower 3")

(5)	ATL OFFSHORE GMBH & CO. "ISLE OF LANGEOOG" KG, (the "Borrower 4")

(6)	ATL OFFSHORE GMBH & CO. "ISLE OF AMRUM" KG, (the "Borrower 5")

(7)	ATL OFFSHORE GMBH & CO. "ISLE OF SYLT" KG, (the "Borrower 6")

(8)	ATL OFFSHORE GMBH & CO. "ISLE OF WANGEROOGE" KG, (the "Borrower 7")

(9)	ATL OFFSHORE GMBH & CO. "ISLE OF NEUWERK" KG, (the "Borrower 8")

(10)	ATL OFFSHORE GMBH & CO. "ISLE OF USEDOM" KG, (the "Borrower 9")

(11)	ATL OFFSHORE GMBH & CO. "ISLE OF FEHMARN" KG, (the "Borrower 10")

(12)	ATL OFFSHORE GMBH & CO. "ISLE OF MEMMERT" KG, (the "Borrower 11")

(13)	ATL OFFSHORE GMBH & CO. "ISLE OF MELLUM" KG, (the "Borrower 12")

each of them a limited partnership incorporated and existing under the laws of the Federal Republic of Germany having its registered office at Neue Str. 24, 26789 Leer, Germany (collectively the "Borrowers", and each one of them a "Borrower"), as jointly and severally liable borrowers on the other part.

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PREAMBLE

I.	Each of the Borrowers is the owner of one (1) A.H.T.S. newbuilding type Moss 424, 16,000 bhp constructed by FINCANTIERI CANTIERI NAVALI ITALIANI S.P.A. of Via Cipro, 11, 16129 Genoa, Italy (the "Builder"), bearing the Builder's hull nos. 6160, 6161, 6162, 6163, 6168, 6169, 6171, 6172, 6173, 6174, 6175 and 6176.

II.	Pursuant to the terms and conditions of a loan agreement dated 19th December, 2008 (as amended by an addendum no. 1 dated 17th September, 2010, an addendum no. 2 dated 24th January, 2011 and by an addendum no. 3 dated 26th January , 2012 (the "LA Addendum No. 3") and as from time to time further amended, supplemented or varied the "Loan Agreement"), made between the Lender as lender and the Borrowers as jointly and severally liable borrowers, the Lender has agreed to grant to the Borrowers loans in the aggregate maximum amount of Euros four hundred twenty million five hundred seventy thousand (EUR 420,570,000.00) (the "Loan") (i) for the part-financing of the construction price of twelve A.H.T.S vessels referred to above and further described herein and built or to be built by the Builder, (ii) for the issuing of certain payment guarantees to the Builder and (iii) to enable the Borrowers to postpone the repayment of part of the Loan.

III.	Pursuant to the terms and conditions of a working capital facility agreement dated 6th December, 2010 (the "Working Capital Facility Agreement") made between the Lender as lender and the Borrowers as borrowers, the Lender agreed to grant to the Borrowers as jointly and severally liable borrowers a working capital facility in the amount of Euro ten million (EUR 10,000,000.00) for the purposes of increasing the Borrowers' working capital.

IV.	Due to a liquidity shortage caused by, inter alia, irregular or missing charter income, the Borrowers and the Lender agreed to defer certain repayment instalments (as further described in clause 2.1.1 of the LA Addendum No. 3 the "Deferred Instalments") under the Loan Agreement.

V.	Pursuant to the terms and conditions of the LA Addendum No. 3 the Borrowers have agreed with the Lender that it is a condition precedent for the effectiveness of the LA Addendum No. 3 that the Lender and the Borrowers agree on a prolongation of the term of the WC Agreement until all Deferred Instalments have been repaid in full in accordance with the terms and conditions of the LA Addendum No. 3.

NOW THEREFORE the parties hereto agree as follows:

1	DEFINITIONS

1.1	Expressions defined in the Working Capital Facility Agreement shall have the same meaning when used in this Addendum No. 1, unless defined otherwise herein or unless the context does not permit so.

1.2	Any term as defined in this Addendum No. 1 shall apply to the Working Capital Facility Agreement unless the context does not permit so.

1.3	Where the context of this Addendum No. 1 allows so, words importing the singular include the plural and vice versa. Clause headings in this Addendum No. 1 are for ease of reference only and shall not affect the construction thereof.

1.4	Unless the context does not allow so, references to "Clauses" are to clauses of this Addendum No. 1. References to any contract or other instrument or document include any amendment or supplement thereto.

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2	AMENDMENTS TO THE WORKING CAPITAL FACILITY AGREEMENT

With effect from the date hereof, the Working Capital Facility Agreement shall be amended as follows:

2.1	Definitions

2.1.1	The following definitions in Clause 1 of the Working Capital Facility Agreement shall be amended and read as follows:

"Final Maturity Date	30th December, 2016"

2.1.2	The definition of "Reduction Date" in Clause 1 of the Working Capital Facility Agreement shall be deleted.

2.2	Excess Cash

The Borrowers have to use any excess cash (the "Excess Cash") for the prepayment of the Facility, however, only after the full and final repayment of the Deferred Instalments as further stipulated in Clause 2.2.7 hereof.

2.2.1	Excess Cash means the consolidated cash of the Borrowers on the relevant Calculation Date (as defined in Clause 2.2.2 hereof) resulting from the operation of the Vessels, less (i) the Vessels' operating expenses (the costs of the running and operation of the Relevant Vessel, such as costs relating to operating, manning, consumables, insurances, drydocking, management fees, etc., to be referred to as "OPEX"), (ii) interest payment and repayment instalments due and payable under the Loan Agreement, (iii) interest due and payable under the Working Capital Facility Agreement and (iv) a liquidity reserve in an amount of Euro fourteen million (EUR 14,000,000.00) (the "Liquidity Reserve"), such Liquidity Reserve to be assessed without taking into account a deposit of Euro ten million (EUR 10,000,000.00) if such deposit has been credited to an account held in the name of the Borrowers with the Lender in accordance with Clause 2.6.1.1 hereof.

2.2.2	The Excess Cash is to be calculated quarterly on a consolidated basis of the Borrowers' cash flow statements and cash and liquidity budgets not later than fifteen (15) calendar days after the end of a financial quarter (the "Calculation Date").

2.2.3	The Borrowers shall provide the Lender with (i) a written detailed calculation of the Excess Cash and the determining factors together with (ii) the financial information referred to in Clause 2.2.2 hereof and (iii) half-yearly the balance sheets and the profit and loss statements of the Borrowers on a consolidated basis.

2.2.4	The Borrowers are entitled to reduce the amount of the Excess Cash accordingly to maintain the Liquidity Reserve in the financial quarter following the Calculation Date in case the Borrowers give written evidence satisfactory to the Lender that in the financial quarter following the Calculation Date the Liquidity Reserve would be less than Euro fourteen million (EUR 14,000,000.00) after the Excess Cash has been applied for the mandatory prepayments in accordance with Clause 2.2.7 hereof.

2.2.5	The Excess Cash is to be paid to a joint account held in the name of the Borrowers with the Agent (the "Excess Cash Account") within three (3) Banking Days after determination of the Excess Cash.

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2.2.6	The Borrowers shall pledge the Excess Cash Account in favour of the Lenders substantially in the form of New Exhibit 1 attached hereto.

2.2.7	Further, the Borrowers shall use the Excess Cash for mandatory prepayment of the Facility only after the full and final repayment of the Deferred Instalments, being due and payable on the last day of the relevant current Interest Period until the Facility has been repaid in full.

2.2.8	In deviation of Clause 9.2 of the Working Capital Facility Agreement, any amounts prepaid in accordance with Clause 2.2.7 hereof may not be re-drawn.

2.3	Fixed Funding Costs

In light of the amended Final Maturity Date and the prolongation of the term of the Facility until 30th December, 2016, the Borrowers hereby agree that the amount of the Fixed Funding Costs in respect of any Tranches drawn down under the Working Capital Facility Agreement at the date hereof need to be re-determined. Accordingly, the Lender will notify the Borrowers in writing latest within two (2) Banking Days after the Effective Date 2 (as defined in the LA Addendum No. 3) having occurred of the re-determined Fixed Funding Costs in respect of the Tranches drawn down at the date hereof. Following the Lender’s notification, the Borrowers shall advise the Lender in writing latest within two (2) Banking Days from receipt of the Lender's notification whether they agree to the amount of the re-determined Fixed Funding Costs. The re-determined Fixed Funding Costs shall be binding on the parties until the Final Maturity Date. If the Borrowers notify the Lender that they do not agree to the amount of the re-determined Fixed Funding Costs, or do not notify the Lender within the time limit referred to above, the Working Capital Facility Agreement shall be deemed terminated as of receipt by the Lender of the Borrowers' notice or the expiry of the aforesaid time limit, as the case may be, and the Borrowers shall forthwith repay any Outstanding Indebtedness, if any, on the last of the then prevailing Interest Period.

2.4	Voluntary and Mandatory Prepayments

In deviation of Clause 9.4 of the Working Capital Facility Agreement the proceeds of the sale of two Vessels which the Borrowers intend to sell by 30th June, 2012 and by 31st December, 2012 respectively shall be used for the repayment of the amounts referred to in clause 2.9.2 of the LA Addendum No. 3.

Any additional liquidity up to an amount of Euro ten million (EUR 10,000,000.00) in aggregate resulting from the sale of one or both Vessels shall be used to increase the Excess Cash in accordance with Clause 2.2.1 hereof.

2.5	Additional Equity

The Borrowers shall procure that from the Effective Date 1 (as defined in the LA Addendum No. 3) each of the Borrowers is provided with additional equity and/or shareholder loans on terms and conditions acceptable to the Lender in an aggregate amount of Euro five million (EUR 5,000,000.00). For the avoidance of doubt, this obligation has to be fulfilled only once under this Addendum No. 1 and the LA Addendum No. 3.

2.6	Additional Security

In addition to the security provided for in Clause 12 of the Working Capital Facility Agreement, the Borrowers have agreed to deliver additional security to the Lender, the proceeds of which shall be applied with first priority in accordance with the Loan Agreement and with second priority on any amounts outstanding under the Working Capital Facility Agreement.

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2.6.1	The Borrowers shall either

2.6.1.1	(i) credit a deposit of Euro ten million (EUR 10,000,000.00) (the "Deposit"), to a joint account held in the name of the Borrowers with the Lender (the "Deposit Account"), such Deposit to be funded from additional equity or fully subordinated shareholder loans provided to the Borrowers on terms and conditions acceptable to the Lender, and (ii) pledge the Deposit Account in favour of the Lender substantially in the form of New Exhibit 2 attached hereto (the “Pledge of Deposit Account"), or, alternatively,

2.6.1.2	provide a stand-by letter of credit in an amount of Euro ten million (EUR 10,000,000.00) in form and substance satisfactory to, and issued by a bank accepted by, the Lender (the "Letter of Credit" or the Pledge of Deposit Account, as the case may be, to be referred to as the "Additional Security").

2.7	Deletion of Clause 19.2.1.12 of the Working Capital Facility Agreement

Clause 19.2.1.12 of the Working Capital Facility Agreement shall be deemed deleted.

2.8	Undertakings

2.8.1	The Borrowers undertake to the Lender to agree with the Manager on a deferral of the portion of the daily management fee for each of the Vessels exceeding United States Dollars seven hundred fifty (USD 750.00) per day per Vessel (the “Payable Management Fee”) until (i) the Borrowers have repaid the Deferred Instalments in full to the Lender (ii) the payment of the repayment instalments and interest payment under the Loan Agreement and the Working Capital Facility Agreement falling due during the next twelve (12) Months is secured to the satisfaction of the Lender and (iii) all financial covenants as stipulated in clause 19.1 of the Working Capital Facility Agreement and Clause 2.9 hereof are met. With the Lender's prior written consent and (i) in case all financial covenants as stipulated in clause 19.1 of the Working Capital Facility Agreement and Clause 2.9 hereof are met (ii) the payment of the repayment instalments and interest payment under the Loan Agreement and the Working Capital Facility Agreement falling due during the next twelve (12) Months is secured to the satisfaction of the Lender and (iii) the Manager’s financial statements evidence to the satisfaction of the Lender that the Manager incurred costs and expenditures exceeding the Payable Management Fee, the Borrowers are entitled to pay to the Manager such amounts necessary to reimburse the Manager for such costs and expenditures exceeding the Payable Management Fee up to a maximum amount of United States Dollars one thousand (USD 1,000.00) per day per Vessel, provided that after payment to the Manager of such amounts the Borrowers are not in breach of the financial covenants stipulated in clause 19.1 of the Working Capital Facility Agreement and Clause 2.9 hereof.

2.8.2	The Borrowers further undertake to the Lender to establish a reporting tool satisfactory to the Lender to facilitate the compliance with the reporting obligations under the Working Capital Facility Agreement.

2.9	Financial Covenants

In addition to the stipulations of Clause 19.1 of the Working Capital Facility Agreements the Borrowers undertake to the Lender to procure that:

2.9.1	The Borrowers' debt service coverage ratio (the "Debt Service Coverage Ratio") shall be on a consolidated basis minimum one point one five (1.15) from 2012 to 2014, zero point eight (0.8) in 2015, and one point one five (1.15) in 2016.

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Debt Service Coverage Ratio means the ratio of free and available EBITDA - meaning earnings before interest, tax, depreciation and amortisation - to debt service, the debt service consisting of interest payments and repayment instalments due under the Loan Agreement and interest due and payable under the Working Capital Facility Agreement without taking into account any mandatory prepayments in accordance with Clause 2.2.7 and without taking into account any Deferred Instalments.

2.9.2	The Borrowers shall have a ratio of equity - including shareholder loans being satisfactory to the Lender - to total assets (the "Equity Ratio") of minimum twenty (20) percent per annum in 2012, of twenty five (25) percent in 2013 and of thirty (30) percent from 2014 until the end of the Security Period.

2.9.3	The Borrowers' ratio of net debt - being the amount of liabilities due to banks less cash and cash equivalent (the "Net Debt") - to EBITDA shall be maximum eight point five (8.5) in the second half year of 2012, six point five (6.5) in 2013, four point five (4.5) in 2014, five point zero (5.0) in 2015 and four point zero (4.0) in 2016.

2.9.4	From 31st December, 2011 until the end of the Security Period the Borrowers shall further have on a consolidated basis during each calendar quarter an aggregate average of minimum Euro ten million (EUR 10,000,000.00) (the "Minimum Liquidity") free and available cash, calculated on the basis of the cash available at the end of each Month of the relevant calendar quarter, evidenced at the end of each calendar quarter to the satisfaction of the Lender, such Minimum Liquidity to be assessed without taking into account the Additional Security.

2.9.5	The Borrowers' compliance with the financial covenants stipulated in Clause 2.9.1 to 2.9.4 above is to be

2.9.1.1	semi annually determined on the basis of the consolidated financial statements of the Borrowers including the semi annual reports, balance sheets , profit and loss and cash flow statements, prepared in accordance with generally accepted international accounting standards or accounting standards according to the German Commercial Code (Handelsgesetzbuch), consistently applied, for the first time based on the financial statements issued for the financial year 2011, and

2.9.1.2	annually confirmed by means of a compliance certificate to be issued by a chartered accountant accepted by the Lender.

2.10	Dividends

2.10.1	In addition to the stipulations of Clauses 18.3 and 19.1.2.5 of the Working Capital Facility Agreement the Borrowers shall not make any payments of whatsoever nature (regardless if repayment of or interest on shareholder loans, dividends, granting of company loans or other) to their shareholders or silent partners until (i) the Deferred Instalments have been repaid in full, (ii) the Working Capital Facility Agreement has been repaid in full and (iii) the Borrowers have waived the possibility to defer further repayment instalments existing at that time in respect of the Loan Agreement.

2.10.2	In case the conditions of Clause 2.10.1 hereof are fulfilled, the Borrowers may make payments to their shareholders or silent partners only in case all financial covenants as stipulated in Clause 19.1 of the Working Capital Facility Agreement and Clause 2.9 hereof are met to the satisfaction of the Lenders.

2.11	Reporting

In addition to the stipulations of Clause 19.3 of the Working Capital Facility Agreement the Borrowers undertake to the Lender to deliver to the Lender

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2.11.1	monthly financial information - comprising, but not being limited to, cash and liquidity budgets for the following twelve (12) Months and cash flow statements of the Borrowers in consolidated form - not later than fifteen (15) days after the end of each calendar month,

2.11.2	semi annually the profit and loss statements and balance sheets and in consolidated and unconsolidated form of the Borrowers, not later than ninety (90) days after the end of half of each financial year, in form and substance satisfactory to the Lender,

2.11.3	annual financial statements of the Borrowers not later than one hundred eighty (180) days after the end of each financial year,

2.11.4	monthly information on the employment of the Vessels, e.g. charter contracts, charterer, term, agreed charter hire, and the charter hire received, including a statement if the agreed charter hire is covering OPEX and interest and repayment under the Loan Agreement and the Working Capital Facility Agreement, stating also (i) the break-even-rate per day and (ii) the amount of the income gap respectively the excess amount per day,

2.11.5	at least semi-annually minimum two market surveys on AHTS vessels by notable analysts such as Fearnley's, Platou, Clarkson's Research, ODS Petrodata or Pareto.

2.12	Event of Default

In addition to the stipulations of Clause 22 of the Working Capital Facility Agreement, it shall constitute an Event of Default if the Borrowers do not comply with the undertakings stipulated in Clauses 2.8, 2.9, 2.10 and 2.11 hereof. The Borrowers have the possibility to remedy such Event of Default within thirty (30) days after notification by the Lender in this respect by the provision of additional equity and/or fully subordinated shareholder loans in terms and conditions satisfactory to the Lender.

2.13	Sale of Vessels

2.13.1	The Additional Security shall be released in case the sale and delivery of one or both vessels by 31st December, 2012 by the Borrowers has generated in the aggregate additional liquidity of a minimum amount of at least Euro ten million (EUR 10,000,000.00) (the "Sufficient Proceeds") after deduction of costs and repayment of such amounts referred to in clause 2.9.2 of the LA Addendum No. 3.

2.13.2	In case the sale of one or both Vessels by 31st December, 2012 has not generated Sufficient Proceeds, the Additional Security shall be realised and the proceeds applied in the proportion of the deferrals in relation to each other to increase the Borrowers' consolidated cash to increase the Excess Cash in accordance with Clause 2.2.1 hereof.

2.13.3	In case no Vessel has been sold by the Borrowers by 30th June, 2012 and delivered by 30th July, 2012, the Lender is entitled to realise the Additional Security. The proceeds of such realisation shall be applied in the proportion of the Deferred Instalments in relation to each other to increase the Borrowers' consolidated cash. The Excess Cash is to be calculated in accordance with Clause 2.2.1 hereof only after the proceeds of such realisation have been applied to increase the Borrowers' consolidated cash.

2.13.4	In case that after realization of the Additional Security the sale of one or two Vessels generates Sufficient Proceeds and in case all financial covenants as stipulated in Clause 19.1 of the Working Capital Facility Agreement and Clause 2.9 hereof are met, the Sufficient Proceeds shall be used in an amount of Euro ten million (EUR 10,000,000.00) to repay the equity or shareholder loan(s) given as Deposit or to repay the grantor of the Letter of Credit, as the case may be.
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2.14	Basel III

For the avoidance of doubt, the implementation of Basel III shall constitute a "law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof" in the meaning of Clause 15.1.1 of the Working Capital Facility Agreement, whereby "Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16th December, 2010, each as amended, supplemented or restated from time to time.

3	EFFECTIVENESS

This Addendum No. 1, with the exception of Clauses 4 and 5, shall become effective on the day on which the Lender confirms in writing to the Borrowers that the following conditions have been fulfilled to the satisfaction of the Lender:

3.1	the Addendum No. 1 has been duly signed by all parties thereto; and

3.2	the LA Addendum No. 3, including clause 2.1 thereof, has become effective.

Clauses 4 and 5 shall become effective on the date hereof.

In case the Addendum No. 1 has not become effective latest until 11th May, 2012, the Lender no longer is bound to the terms and conditions of this Addendum No. 1.

4	FEE

The Borrowers shall pay to the Lender a non-refundable fee of Euro fifteen thousand (EUR 15,000.00). Such fee shall be due and payable on the Effective Date 2 (as defined in the LA Addendum No. 3).

5	COSTS AND EXPENSES

All costs and expenses of the Lender, in case of external services engaged in connection with this Addendum No. 1 upon presentation of a copy of the relevant invoice, incurred under or in connection with this Addendum No. 1 shall be borne by the Borrowers including without limitation expenses for external attorneys or other persons commissioned by any of the parties hereto for any action required by it under or in connection with this Addendum No. 1 and expenses incurred by any of the parties hereto in connection with the preparation, execution and carrying out of this Addendum No. 1 (including any stamp, documentary, registration or other like duties and Taxes, fees and charges), translations and legal opinions (if any).

6	SEVERABILITY

In the event that this Addendum No. 1 or any provision thereof or any of the documents or instruments which may from time to time be delivered hereunder or any provision thereof shall be deemed invalid by present or future law of any nation or by decision of any court this shall not affect the validity of this Addendum No. 1, such documents and instruments as a whole and in such case the parties shall execute and deliver such other and further agreements and/or documents and/or instruments and such things as the Lender in its sole discretion may deem to be necessary to carry out the original intent of the parties to this Addendum No. 1.

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7	CONTINUING VALIDITY OF THE WORKING CAPITAL FACILITY AGREEMENT

Save as amended by this Addendum No. 1 and such further instruments and documents as shall be necessary to give effect to the terms of this Addendum No. 1, the 'Working Capital Facility Agreement shall remain unaltered and in full force and effect. In case of conflicts between the provisions of the Working Capital Facility Agreement and this Addendum No. 1, the provisions of this Addendum No. 1 shall prevail.

8	APPLICABLE LAW AND JURISDICTION

The terms and conditions set out in this Addendum No. 1 shall be governed by and construed in accordance with German law and the Borrowers submits to the jurisdiction of the courts of Hannover, Germany. However, the Lender reserves the right to choose as place of jurisdiction any place where any of the Borrowers has any assets or any place of business.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be signed by their duly authorized attorneys the day and year first above written.

THE LENDER:

SIGNED by		)
Inga Boysen	and	)
Regina Schulz		)
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)	/s/ Inga Boysen and /s/Regina Schulz

THE BORROWERS

SIGNED by	)
Dr. Niels Hartmann	)
for and on behalf of	)	/s/ Dr. Niels Hartmann

ATL OFFSHORE GMBH & CO. MS "JUIST" KG

ATL OFFSHORE GMBH & CO. MS "NORDERNEY" KG

ATL OFFSHORE GMBH & CO. "ISLE OF BALTRUM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF LANGEOOG" KG

ATL OFFSHORE GMBH & CO. "ISLE OF AMRUM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF SYLT" KG

ATL OFFSHORE GMBH & CO. "ISLE OF WANGEROOGE" KG

ATL OFFSHORE GMBH & CO. "ISLE OF NEUWERK" KG

ATL OFFSHORE GMBH & CO. "ISLE OF USEDOM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF FEHMARN " KG

ATL OFFSHORE GMBH & CO. "ISLE OF MEMMERT" KG

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ATL OFFSHORE GMBH & CO. "ISLE OF MELLUM" KG

ACKNOWLEDGEMENT

We hereby confirm to have full knowledge of this Addendum No. 1 and to agree to its contents and to the deferral of the management fee as described in Clause 2.8.1 hereof

The Manager

Signed by	)
Heiko Dirks	)
HARTMANN OFFSHORE GMBH & CO. KG	)	/s/ Heiko Dirks

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EXHIBITS

New Exhibit 1	Form of Pledge of Excess Cash Account

New Exhibit 2	Form of Pledge of Deposit Account

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